Form 10-K, Exhibit 13
period 1998-03-31
Z AXIS CORP
filed 1998-07-14
CIK 723928

                                 Z-AXIS CORPORATION


                                 1998 ANNUAL REPORT

                                   [LETTERHEAD]



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Z-Axis Corporation
Greenwood Village, Colorado


We have audited the accompanying balance sheets of Z-Axis Corporation as of March 31, 1998 and 1997 and the related statements of income, stockholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Z-Axis Corporation as of March 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years then ended in conformity with generally accepted accounting principles.

                                       BDO SEIDMAN, LLP


Denver, Colorado
June 10, 1998

                         PRESIDENT'S LETTER TO SHAREHOLDERS


To our shareholders:

In the past fiscal year we have generated significant growth in our business and have successfully introduced our new electronic courtroom presentation system, VuPoint, to the market. Our revenue increased 57% over the previous year while our expenses increased 53%. Approximately 24% of the increase in expenses is attributable to the amortization of the remaining capitalized software costs, incurred in prior years, for the development of the initial versions of VuPoint.

We have been involved in three high-profile cases of international significance this year. We were privileged to work for the United States Department of Justice in the trials of Timothy McVeigh and Terry Nichols for the Oklahoma City bombing. The prominent use of VuPoint in these trials and our design and development of sophisticated demonstrative exhibits proved very valuable to the trial team.

Our extensive animation and exhibit board work for the State of Minnesota and Blue Cross and Blue Shield of Minnesota in their highly publicized trial against the tobacco industry was very positively received by observers in the courtroom. After four months of trial, a settlement was agreed upon the day it was going to
the jury.   The substantial industry concessions on marketing cigarettes in the state and the $6.6 billion payment made this the most successful tobacco settlement to date.

We have begun fiscal 1999 with a record first quarter of more than $1 million of revenue. With the growing maturity of the market for sophisticated evidence in trial, and the burgeoning market for state-of-the-art presentation technology in court, we are excited about the rest of the year.



Alan Treibitz
July 10, 1998

Z-AXIS CORPORATION
BALANCE SHEETS

                                                              March 31,
                                                     --------------------------
                                                         1998          1997
-------------------------------------------------------------------------------
ASSETS
Current:
  Cash                                               $   139,254   $    24,692
  Trade accounts receivable, net
    (Notes 3, 4 and 9)                                 1,121,753       862,104
  Other current assets                                    46,956        28,018
-------------------------------------------------------------------------------
        Total current assets                           1,307,963       914,814
-------------------------------------------------------------------------------
Property and equipment, at cost :
  Production equipment (Note 3)                        1,182,463     1,504,141
  Office equipment (Note 3)                              238,790       216,434
  Leasehold improvements                                  29,584             -
  Accumulated depreciation and amortization             (977,566)   (1,395,578)
-------------------------------------------------------------------------------
        Net property and equipment                       473,271       324,997
-------------------------------------------------------------------------------
Deferred income taxes (Note 1 and 9)                     132,575       166,000
Capitalized software cost (Note 10)                            -       312,611
Other assets                                              13,819        17,486
-------------------------------------------------------------------------------
        TOTAL ASSETS                                 $ 1,927,628   $ 1,735,908
-------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
  Line of credit (Note 3)                            $   200,000   $   200,000
  Accounts payable                                       113,829       161,049
  Accrued expenses (Notes 2 and 7)                       278,168       163,217
  Customer deposits                                       27,000        22,500
  Current portion of long-term debt (Note 3)              72,651        37,842
-------------------------------------------------------------------------------
        Total current liabilities                        691,648       584,608
-------------------------------------------------------------------------------
Long-term debt ($82,878 for 1997 to
  related parties), less current portion (Note 3)        114,585        85,808
-------------------------------------------------------------------------------
        Total liabilities                                806,233       670,416
-------------------------------------------------------------------------------
Commitments (Notes 6 and 7)
Stockholders' equity:
  Common stock, $.001 par value, 10,000,000
    shares authorized, shares issued: 3,785,000,
    1998 and 3,765,000, 1997                               3,785         3,765
     Additional paid in capital                        1,441,711     1,439,231
     Accumulated deficit                                (324,101)     (377,504)
-------------------------------------------------------------------------------
        Total stockholders' equity                     1,121,395     1,065,492
-------------------------------------------------------------------------------
  TOTAL  LIABILITIES AND STOCKHOLDERS' EQUITY        $ 1,927,628   $ 1,735,908
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.

Z-AXIS CORPORATION
STATEMENTS OF INCOME

                                                             For the years ended March 31,
                                                       -----------------------------------------
                                                           1998           1997         1996
------------------------------------------------------------------------------------------------
Net sales (Note 4)                                     $ 3,894,627    $ 2,477,645   $ 2,830,797
Operating expenses:
  Production                                             1,548,629        984,229     1,224,345
  Research and development                                 234,967              -        16,370
  General and administrative                               732,204        741,871       746,067
  Marketing                                                768,499        583,602       640,114
  Depreciation and amortization                            184,606        160,514       176,337
  Amortization of prior years' software development
    costs (Note 10)                                        312,611              -             -
------------------------------------------------------------------------------------------------
          Total operating expenses                       3,781,516      2,470,216     2,803,233
------------------------------------------------------------------------------------------------
Income from operations                                     113,111          7,429        27,564
Interest (expense) (Note 3)                                (33,542)       (26,281)      (26,125)
Other income                                                 7,689         30,208         2,998
------------------------------------------------------------------------------------------------
Income before income taxes                                  87,258         11,356         4,437
Income tax expense (Note 1)                                 33,855          3,500         1,500
------------------------------------------------------------------------------------------------
NET INCOME                                             $    53,403    $     7,856   $     2,937
------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE OF STOCK (NOTE 8):
      BASIC                                            $     0.014    $     0.002   $     0.001
      DILUTED                                          $     0.014    $     0.002   $     0.001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Weighted average number of common shares
  outstanding during the period:
      Basic                                              3,775,411      3,761,992     3,759,000
      Diluted                                            3,779,458      3,761,999     3,759,000
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.

Z-AXIS CORPORATION
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 Additional                     Total
                                      Number of       Common       paid in    Accumulated    stockholders'
                                    common shares     stock        capital        deficit       equity
-----------------------------------------------------------------------------------------------------------
Balance, April 1, 1995                3,753,000    $     3,753   $ 1,436,993   $  (388,297)   $ 1,052,449
Issue 6,000 common shares (Note 5)        6,000              6         1,494             -          1,500
Net income                                    -              -             -         2,937          2,937
-----------------------------------------------------------------------------------------------------------
Balance, March 31, 1996               3,759,000          3,759     1,438,487      (385,360)     1,056,886
Issue 6,000 common shares (Note 5)        6,000              6           744             -            750
Net income                                    -              -             -         7,856          7,856
-----------------------------------------------------------------------------------------------------------
Balance, March 31, 1997               3,765,000          3,765     1,439,231      (377,504)     1,065,492
Issue 20,000 common shares (Note 5)      20,000             20         2,480             -          2,500
Net income                                    -              -             -        53,403         53,403
-----------------------------------------------------------------------------------------------------------
Balance, March 31, 1998               3,785,000    $     3,785   $ 1,441,711   $  (324,101)   $ 1,121,395
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.


STATEMENTS OF CASH FLOWS                                 For the years ended March 31,
                                                   -----------------------------------------
INCREASE (DECREASE) IN CASH                           1998           1997           1996
--------------------------------------------------------------------------------------------
OPERATING ACTIVITIES: (NOTE 5)
  Net income                                       $    53,403    $     7,856   $     2,937
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Deferred income taxes                               33,425          5,000         1,000
    Depreciation                                       184,606        160,514       176,337
    Amortization of prior years'
      software development costs                       312,611              -             -
    Loss on disposal of equipment                        4,330         28,259             -
    Provision for bad debts                             34,400         45,000             -
    Accrued interest on notes
      payable and other non-cash expenses                    -         15,813        16,429
  Changes in operating assets and liabilities:
    Trade accounts receivable                         (294,049)      (200,507)       10,381
    Other current assets                               (18,938)        23,839        (7,006)
    Other assets                                         3,667         (5,545)       50,361
    Accounts payable                                   (47,220)       (22,613)       18,817
    Accrued expenses                                   114,951        (58,704)     (139,306)
    Customer deposits                                    4,500         (7,053)        6,037
--------------------------------------------------------------------------------------------
Net cash provided by (used in)
  operating activities                                 385,686         (8,141)      135,987
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Purchase of property and equipment                  (113,153)       (61,182)      (76,996)
  Additions to software development costs                    -       (178,272)     (134,339)
  Proceeds from sale of property and equipment           2,700          4,000             -
--------------------------------------------------------------------------------------------
Net cash used in investing activities                 (110,453)      (235,454)     (211,335)
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Borrowing on line of credit                        1,035,000        530,000             -
  Payments on line of credit                        (1,035,000)      (330,000)            -
  Debt and capital lease principal payments           (163,171)       (50,536)      (90,979)
  Proceeds from the exercise of stock options            2,500              -             -
--------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities   (160,671)       149,464       (90,979)
--------------------------------------------------------------------------------------------
Net increase (decrease) in cash                        114,562        (94,131)     (166,327)
Cash, beginning of year                                 24,692        118,823       285,150
--------------------------------------------------------------------------------------------
CASH, END OF YEAR                                  $   139,254    $    24,692   $   118,823
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO THE FINANCIAL STATEMENTS

HISTORY AND NATURE OF BUSINESS:

Z-Axis Corporation (the "Company") was incorporated under the laws of the State of Colorado on May 16, 1983. The Company is engaged in consulting and presentation services. The primary market for the Company's services is the litigation industry. These services include the strategic analysis of complex litigation issues, the design of demonstrative evidence, the production of such evidence and courtroom presentation. In addition, the Company has developed two types of courtroom presentation systems for its clients: a touchscreen video presentation system and "VuPoint," an electronic image presentation system. The services are provided through its headquarters and production facility in Denver, Colorado and its satellite sales offices in New York City and Chicago.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK:

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company maintains cash in demand deposits and interest bearing money market accounts with high quality financial institutions. Such deposit accounts, at times, may exceed federal insured limits. The Company has not experienced any losses in such accounts. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company's periodic credit evaluations of its significant customers' financial condition and their dispersion across geographic areas.

FINANCIAL INSTRUMENTS:

The carrying value of cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and the line of credit approximate their fair market values because of the short maturity of these instruments. With respect to long-term debt, substantially all of these notes bear interest at floating rates based upon a financial institution's prime rate or U.S. Treasury Bill rates. Accordingly, the fair value approximates their reported carrying amount. With respect to capitalized lease obligations, fair value approximates their reported carrying amount.

PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost. Depreciation is computed by the straight-line method over periods of two to seven years. Depreciation expense includes amounts for owned and leased equipment. Repairs and maintenance are charged to expense as incurred. Property and equipment are reviewed each year to determine whether any events or circumstances indicated that the carrying amount of the assets may not be recoverable. This review includes estimating future cash flows. Property and equipment costs are expensed when the carrying amounts are determined to be unrealizable.

CAPITALIZED SOFTWARE COSTS:

Cost incurred internally in creating software products for resale are charged to expense until technological feasibility has been established upon the completion of a working model. Thereafter, all software costs are capitalized until the point that the product is ready for sale and subsequently reported at the lower of amortized cost or net realizable value. In accordance with Statement of Financial Accounting Standard No. 86, the Company will recognize the greater amount of annual amortization of capitalized software costs under 1) the ratio of current

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO THE FINANCIAL STATEMENTS

year revenues by product, to the product's total estimated revenues or 2) over the product's estimated economic useful life by the straight-line method. Amortization began when the product was sold in April 1997, see Note 10 for adjustment.

REVENUE AND COST RECOGNITION:

The Company generates revenue with both hourly-rate and fixed price contracts. Revenue generated from hourly-rate contracts is recognized as costs are billed to the customer. Revenue is determined by the contract billing rates and the time incurred to perform the service plus reimbursable expenses. Expense is determined by actual cost incurred. Revenue generated from fixed price contracts is recognized when the contract is completed. The contract is considered complete when all costs, except for insignificant amounts, have been incurred.

NET INCOME PER SHARE:

As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS No. 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with Accounting Board Opinion (APB No.
15), "Earnings per Share". SFAS No. 128 provides for the calculation of "Basic" and "Dilutive" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity, similar to fully diluted earnings per share. All prior periods weighted average and per share information has been restated in accordance with SFAS No. 128 and has not had a material effect on the financial statements of the Company.

INCOME TAXES:

The Company accounts for income taxes under the provisions of Statement of Financial Accounting No. 109 "Accounting for Income Taxes". Deferred income taxes result from temporary differences, principally the result of filing its income tax returns on the cash basis of accounting. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

STOCK OPTION PLAN

The Company applies APB Opinion 25 "Accounting for Stock Issued to Employees", and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO THE FINANCIAL STATEMENTS

ADVERTISING AND PROMOTIONAL EXPENSE:

Advertising expenses are charged to operations during the year in which they are incurred. Promotion expenses are charged to operations over the period of the promotional campaign. Advertising and promotional expense for the years ended March 31, 1998, 1997 and 1996 were approximately $92,000, $69,000, and $55,000.

STATEMENTS OF CASH FLOWS:

For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RECENT ACCOUNTING PRONOUNCEMENTS:

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company does not expect the adoption of SFAS No. 130 to have a material effect, if any, on its financial position or results of operations.

Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, geographic areas in
which they operate and their major customers.   The Company does not expect
the adoption of SFAS No. 131 to have a material effect, if any, on its results of operations.

Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. The new standard revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of those plans. SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of the plan assets that will facilitate financial analysis, and eliminates certain disclosures previously required when no longer useful. The Company does not expect the adoption of SFAS No. 132 to have a material effect, if any, on its financial position or results of operations.

Statement of Position 97-2, "Software Revenue Recognition", ("SOP 97-2") issued by the AICPA is effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 supercedes SOP 91-1 regarding software revenue recognition. SOP 97-2 establishes standards which require a company to recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor's fee is fixed or determinable, and (iv) collectability is probable. The SOP also discusses the revenue recognition criteria for multiple element contracts and allocation of the fee to various elements based on vendor-specific objective evidence of fair value. The Company does not expect the adoption of this SOP to have a material effect, if any, on the financial statements.

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO FINANCIAL STATEMENTS

NOTE 1.  INCOME TAXES

For income tax reporting purposes, the Company prepares its income tax returns using the cash basis of accounting. The temporary differences that arise from this election are the principle reasons for the difference between the net income before income taxes in the accompanying financial statements and the income for income tax reporting purposes. A reconciliation of the amount of income tax expense that would result from applying statutory income tax rates to the net income before income taxes in the accompanying financial statements to the reported income tax expense is as follows:

                                                           Years ended March 31,
                                                     --------------------------------
                                                       1998        1997        1996
-------------------------------------------------------------------------------------
Income tax expense that would result from applying
 statutory income tax rates to net income before
 taxes in the accompanying financial statements      $ 37,721    $  4,000    $ 1,000
Reduction of valuation allowance                      (51,000)    (20,000)    (3,000)
Cash basis conversion adjustments                      27,134      19,500      3,500
Expiration of investment and other tax credits         20,000        --         --
-------------------------------------------------------------------------------------
                                                     $ 33,855    $  3,500    $ 1,500
-------------------------------------------------------------------------------------

Income tax expense (benefit) consists of the following:

                                                           Years ended March 31,
                                                     --------------------------------
                                                       1998        1997        1996
-------------------------------------------------------------------------------------
Current                                               $    --    $ (1,500)   $   500
Deferred                                               33,855       5,000      1,000
-------------------------------------------------------------------------------------
                                                      $33,855    $  3,500    $ 1,500
-------------------------------------------------------------------------------------

The components of the current net deferred tax asset are as follows:

                                                                     March 31,
                                                             ------------------------
Current:                                                       1998           1997
-------------------------------------------------------------------------------------
Deferred tax assets:
  Accounts payable and accrued expenses                      $157,000       $140,000
  Net operating loss carry forwards                           281,000        193,000
-------------------------------------------------------------------------------------
Total deferred tax asset                                      438,000        333,000
-------------------------------------------------------------------------------------
Deferred tax liabilities:
  Accounts receivable                                         421,000        323,000
  Prepaid expenses and other assets                            18,000         10,000
-------------------------------------------------------------------------------------
Total deferred tax liability                                  438,000        333,000
-------------------------------------------------------------------------------------
Net current deferred tax asset                               $     --       $     --
-------------------------------------------------------------------------------------

A-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO FINANCIAL STATEMENTS

The components of the non-current net deferred tax asset are as follows:

                                                                     March 31,
                                                             ------------------------
Non-Current:                                                   1998           1997
-------------------------------------------------------------------------------------
Deferred tax assets:
  Notes payable - officers and directors                     $    --        $ 15,000
  Net operating loss carry forwards                           146,000        319,000
  Investment and other tax credits                             14,000         34,000
  Valuation allowance                                         (14,000)       (65,000)
-------------------------------------------------------------------------------------
Total deferred tax asset                                      146,000        303,000
-------------------------------------------------------------------------------------
Deferred tax liabilities:
  Property and equipment                                       13,425         20,000
  Capitalized software cost                                       --         117,000
-------------------------------------------------------------------------------------
Total deferred tax liability                                   13,425        137,000
-------------------------------------------------------------------------------------
Net non-current deferred tax asset                           $132,575       $166,000
-------------------------------------------------------------------------------------

At March 31, 1998 and 1997, the Company has federal income tax loss carry forwards of approximately $1,139,000 and 1,400,000, respectively which expire in the years 2001 through 2013 and federal and state tax credits of approximately $14,000 and $34,000, respectively which expire through the year 2000. The Company has assessed its past earnings history and trends, budgeted sales, expiration dates of the tax credits and loss carryforwards, and its ability to implement tax planning strategies which are designed to accelerate or increase taxable income. Based on the results of this analysis, a valuation allowance has been established as management believes that its more likely than not, that the deferred tax asset related to tax credits and a portion of the loss carry forwards may not be realized before all carryforward expiration dates.

NOTE 2.  ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                                     March 31,
                                                             ------------------------
                                                               1998           1997
-------------------------------------------------------------------------------------
Compensation (Note 7)                                        $212,922       $109,207
Interest, officers and directors                                4,122         12,814
Other                                                          61,124         41,196
-------------------------------------------------------------------------------------
                                                             $278,168       $163,217
-------------------------------------------------------------------------------------

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO FINANCIAL STATEMENTS

NOTE 3.  DEBT

Long-term debt consists of the following:

                                                                     March 31,
                                                             ------------------------
                                                               1998           1997
-------------------------------------------------------------------------------------
Promissory notes, due May 1998, interest at prime rate
     plus 3% per annum (a)                                   $    --        $ 71,187
Promissory note, due  May 1998, interest variable
     based on the six-month Treasury Bill rate (b)                --          11,691
Capital lease obligations                                     187,236         40,772
-------------------------------------------------------------------------------------
                                                              187,236        123,650
Less current portion                                           72,651         37,842
-------------------------------------------------------------------------------------
                                                             $114,585       $ 85,808
-------------------------------------------------------------------------------------

(a) Unsecured promissory notes due to current employees, officers and directors.
(b) Due to a current officer and director, secured by the Company's trade accounts receivable.

Interest expense incurred on indebtedness to related parties was $9,896, $14,254, and $18,833 during the years ended March 31, 1998, 1997 and 1996, respectively.

Maturities, by year, of long-term debt and net minimum lease obligations at March 31, 1998 are as follows:

Years ending March 31,
-------------------------------------------------------------------------------------
     1999                                                                   $ 89,682
     2000                                                                     85,509
     2001                                                                     27,583
-------------------------------------------------------------------------------------
                                                                             202,774
Less amount representing interest                                             15,538
-------------------------------------------------------------------------------------
                                                                             187,236
Less current portion                                                          72,651
-------------------------------------------------------------------------------------
Total long-term debt                                                        $114,585
-------------------------------------------------------------------------------------

The Company leases certain production and office equipment under the terms of capital leases. The capitalized value of the leased equipment was $226,757 and $124,602 at March 31, 1998 and 1997, respectively. The related accumulated depreciation was $48,824 and $43,475 at March 31, 1998 and 1997, respectively. These amounts are combined with similar equipment in the accompanying financial statements. Lessors have a security interest in all equipment classified as a capital lease.

The Company maintains a line of credit in the amount of $200,000 with a bank, which matures August 1998. If drawn upon, the indebtedness bears interest at the bank's prime rate plus two percent per annum (10.5% at March 31, 1998). The Company's accounts receivable secure any amounts drawn under the line of credit. As of March 31, 1998 and 1997, the balance outstanding on the line of credit was $200,000.

NOTE 4.  MAJOR CUSTOMERS

The Company had two customers that accounted for approximately 24.5% and 21.9% of the net sales for the year ended March 31, 1998. The same two customers accounted for approximately 11.5% and 13.6% of the net sales for the year ended March 31, 1997. During the year ended March 31, 1996, there were no customers that

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO FINANCIAL STATEMENTS

accounted for more than 10% of the Company's net sales. Approximately 35% and 21%, of the Company's trade accounts receivable were due from two different customers at March 31, 1998 and 1997, respectively.

NOTE 5.  STATEMENT OF CASH FLOWS

Selected cash payments is as follows:

                                                       Years ended March 31,
                                                   ----------------------------
                                                     1998      1997      1996
-------------------------------------------------------------------------------
Cash payments for taxes                            $    --   $    --   $    --
Cash payments for interest                         $42,141   $29,396   $15,932
-------------------------------------------------------------------------------------

Noncash activity is as follows:

Accrued interest on notes payable to related parties in the amounts of $5,525, $8,376 and $13,027 was added to the principal of the notes during the years ended March 31, 1998, 1997 and 1996.

During the years ended March 31, 1998 and 1997 fixed assets with a net book value in the amount of $7,030 and $35,258, respectively were retired.

Capital lease obligations were incurred in the amount of $226,757 during the year ended March 31, 1998, when the Company entered into capital lease agreements for certain production and office equipment.

NOTE 6.  COMMITMENTS

The Company leases its office and production facility under the terms of an operating lease. The lease term commenced on August 1, 1996 and extends for a sixty-month period ending on June 30, 2001.

Future minimum payments required under the terms of the lease are as follows:

Years ending March 31,
-------------------------------------------------------------------------------------
     1999                                                                   $ 95,521
     2000                                                                     98,730
     2001                                                                    101,939
     2002                                                                     34,336
-------------------------------------------------------------------------------------
Total                                                                       $330,526
-------------------------------------------------------------------------------------

Rent expense was $97,178, $88,525 and $79,508 for the years ended March 31, 1998, 1997 and 1996.

NOTE 7.  EMPLOYEE BENEFIT PLANS

On April 1, 1993, the Company established the Z-Axis Corporation 401(K) Plan (the "Plan"). Eligible employees may elect to participate in the Plan beginning on the first day of the calendar quarter following their date of hire. The Company elected to make matching contributions in amounts of ten percent of the first five percent of a participating employee's salary deferral amount. The Company made matching contributions to the Plan in the amounts of $3,144, $2,899 and $3,761 during the years ended March 31, 1998, 1997 and 1996, respectively.

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO THE FINANCIAL STATEMENTS

On April 1, 1994, the Company established the Z-Axis Corporation Profit Sharing Compensation Plan (the "Profit Sharing Plan"). Eligible employees automatically participate in the non-qualified Profit Sharing Plan after one year of service. The Company contributes a percentage of profits as defined in the Profit Sharing Plan. The Company accrued $113,082, $0 and $0 during the years ended March 31, 1998, 1997 and 1996, respectively, for distribution under the terms of the Profit Sharing Plan.

NOTE 8.  INCENTIVE STOCK OPTION PLAN

In September 1996, the Board of Directors adopted, with the approval of the Stockholders, the 1996 Stock Option Plan (the "Plan"). The Plan provides for grants to employees, directors or other persons deemed appropriate at the discretion of the Compensation Committee (the "Committee") of the Board of Directors, stock options to purchase common stock of the Company at a price equal in value to the fair market value, as defined, on the date of grant. The exercise period for options granted under the Plan shall be determined by the Committee; however, the exercise period shall not exceed ten years from the date they are granted.

FASB Statement 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the Company to provide pro forma information regarding net income and net income per share as if compensation costs for the Company's stock option plan had been determined in accordance with fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award at March 31, 1998 and 1997 by using the Black-Scholes option-pricing model with the following weighted-average assumptions used respectively: dividend yield of 0 percent for all years; expected volatility of 26 percent for 1998 and 18 percent for 1997; risk-free interest rates of
5.50 percent for 1998 and 6.00 - 6.55 percent for 1997; and expected lives of
10 years for 1998 and 5 years for 1997 for the stock awards.   Because the
exercise price of the Company's employee stock options is equal to or greater than the market price of the underlying stock on the date of the grant, no compensation costs was recognized during 1998.

Under the accounting provisions for SFAS No. 123, the Company's net income per share would have been decreased by the pro forma amounts indicated below:

                                         March 31,
                                   ---------------------
                                    1998           1997
--------------------------------------------------------
Net income:
     As reported                   $53,403        $7,856
     Pro forma                     $53,403        $3,442
--------------------------------------------------------

Basic earnings per share:
     As reported                    $0.014        $0.002
     Pro forma                      $0.014        $0.001
--------------------------------------------------------

Diluted earnings per share:
     As reported                    $0.014        $0.002
     Pro forma                      $0.014        $0.001
--------------------------------------------------------

During the initial phase-in period of SFAS No. 123, the effect on pro forma results are not likely to be representative of the effects on pro forma results in future years since options vest over several years and additional awards could be made each year.

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO THE FINANCIAL STATEMENTS

A summary of the status of the Company's stock option plan as of March 31, 1998 and changes during the year is presented below:

                                                              Weighted Average
                                         Number of Shares    Exercisable Price
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Balance at March 31, 1996                        --                  --
   Options granted                            115,000              $0.130
------------------------------------------------------------------------------
Balance at March 31, 1997                     115,000               0.130
   Options granted                             40,000               0.260
   Options exercised                          (20,000)             (0.130)
------------------------------------------------------------------------------
Balance at March 31, 1998                     135,000               0.160
------------------------------------------------------------------------------
Options exercisable at March 31, 1998         135,000               0.160
------------------------------------------------------------------------------

The weighted average value of options granted during the years ended March 31, 1998 and 1997 were $0.070 and $0.030, respectively.

Included in the options granted were 5,000 each to the Chief Executive Officer and President and 10,000 options granted to a member of the Board of Directors, issued at or above fair market value.

The following table summarizes information about stock options outstanding at March 31, 1998:

                       Options Outstanding and Exercisable
------------------------------------------------------------------------------
------------------------------------------------------------------------------
                            Weighted Average      Weighted
                                 Number          Remaining        Weighted
                            Outstanding and     Contractual   Average Exercise
Range of Exercise Prices       Exercisable         Life             Price
------------------------------------------------------------------------------
------------------------------------------------------------------------------
        $0.125 - 0.134            15,000           0.43             $0.134
         0.125                    80,000           4.96              0.125
         0.275                    10,000           0.35              0.275
         0.250                    30,000           2.30              0.250
------------------------------------------------------------------------------
Total    $0.125 - 0.275          135,000           3.52             $0.165
------------------------------------------------------------------------------

NOTE 9.  VALUATION AND QUALIFYING ACCOUNTS

Valuation allowance for the deferred tax asset accounts activity was as follows:

                                                   March 31,
                                           -------------------------
                                             1998             1997
--------------------------------------------------------------------
--------------------------------------------------------------------
Balance at beginning of year               $ 65,000         $ 85,000
   Charged to expenses                      (51,000)         (20,000)
   Deductions                                   --               --
--------------------------------------------------------------------
Balance at end of year                     $ 14,000         $ 65,000
--------------------------------------------------------------------

Z-AXIS CORPORATION
SUMMARY OF ACCOUNTING POLICIES AND NOTES TO THE FINANCIAL STATEMENTS

Allowance for bad debt account activity was as follows:

                                                March 31,
                                         -----------------------
                                           1998           1997
----------------------------------------------------------------
----------------------------------------------------------------
Balance at beginning of year             $ 10,003       $      0
   Additions                               34,400         45,000
   Write-offs                             (24,977)       (34,997)
----------------------------------------------------------------
Balance at end of year                   $ 19,426       $ 10,003
----------------------------------------------------------------

NOTE 10.  SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

During the quarter ended March 31, 1998, the Company amortized $215,515 in remaining costs associated with a software product, "VuPoint", that was capitalized during fiscal years 1997 and 1996. These costs were incurred subsequent to the establishment of technological feasibility and before the product was ready for sale. The product was ready for sale in April 1997 and amortization of these costs began at that point. The Company determined that revenues earned from sale and associated services of the version of VuPoint that was available for sale during fiscal year 1998 were complete by March 31, 1998. Accordingly, all capitalized costs associated with that version of VuPoint were amortized by March 31, 1998. A new version of VuPoint is expected to be released early in fiscal 1999 and costs associated with the new version will be expensed as incurred.

Z-AXIS CORPORATION
SELECTED FINANCIAL DATA

-------------------------------------------------------------------------------------------------------
                                                             Years ended March 31,
                                        ---------------------------------------------------------------
                                           1998         1997          1996         1995         1994
-------------------------------------------------------------------------------------------------------
Net sales                               $3,894,627   $2,477,645    $2,830,797   $3,279,330   $1,818,505
Income from operations                     113,111        7,429        27,564      655,264        4,931
Income before extraordinary items
   and cumulative effect of change
   in accounting for income taxes           87,258       11,356         4,437      632,919        6,714
Net income                                  53,403        7,856         2,937      453,919      331,714
Total assets                             1,927,628    1,735,908     1,651,145    1,836,209    1,264,002
Long-term debt and capital
   lease obligations                       114,585       85,808       110,129      187,154      188,711
Stockholders' equity                     1,121,395    1,065,492     1,056,886    1,052,449      597,780
Working capital                            616,315      330,206       393,147      505,373      247,920
Net income per common share:
         Basic                               0.014        0.002         0.001        0.121        0.088
         Diluted                             0.014        0.002         0.001        0.121        0.088
Weighted average number of  common
   shares outstanding during the
    period:
         Basic                           3,775,411    3,761,992     3,759,000    3,752,500    3,750,000
         Diluted                         3,779,458    3,761,999     3,759,000    3,752,500    3,750,000
Cash dividends                                  --           --            --           --           --
-------------------------------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company's financial statements and notes for the fiscal years ended March 31, 1998, 1997 and 1996. Except where otherwise noted, references to years are to fiscal years ending March 31 of the year stated.

RESULTS OF OPERATIONS

NET SALES

Approximately 93%, 98% and 96% of the Company's net sales during 1998, 1997 and 1996, respectively, were derived from the litigation support field and the balance from other services. During the most recent three years, a significantly higher proportion of the Company's net sales have come from the litigation support field. The Company has increasingly developed its marketing strategies in this field. Management expects this mix of its sales markets to continue for the foreseeable future. Net sales increased by approximately 57% during 1998. This followed decreases of approximately 12% and 14% during 1997 and 1996, respectively. The significant increase in revenues during 1998 was due to a stable sales force coupled with more effective management of client engagements, resulting in a 43% increase in revenues from core litigation services. In addition, during 1998 the Company earned revenues from the rental and service of the VuPoint courtroom presentation software system. VuPoint revenues represent a significant new source of income for the Company. The decrease in net sales during 1997 and 1996 was primarily attributable to turnover in the sales department. Two customers accounted for approximately 21.9% and 24.5% of sales in 1998 and 10.9% and 11.1% of sales in 1997, respectively. No customers accounted for more than 10% of sales in 1996. The Company's on-going operations and business are not dependent on any customer or group of customers and are not materially impacted by the effects of inflation.

The continued investment of funds into research and development and the marketing program remains a high management priority. The Company's ability to maintain an effective marketing program, expand its market share in the near-term and establish new markets in the long-term, may have an effect on its future financial position and results of operations. The number of contracts that the Company services at any given time varies significantly throughout the year. Management considers the expenses associated with development of the VuPoint software presentation system, as well as expansion of the marketing program, necessary for future growth.

OPERATING EXPENSES

For the years ended March 31, 1998, 1997 and 1996, total operating expenses were 97.1%, 99.7% and 99.0% of net sales, respectively, producing income from operations of $113,111, $7,429 and $27,564, respectively, The gross margins for 1998, 1997 and 1996 were 2.9%, .3% and 1.0%, respectively. During 1998, operating expenses increased 53% over 1997. The increase is consistent with the 57% increase in revenues during 1998; 24% of the increase in operating expenses is due to the amortization of $312,111 in prior years' capitalized software development costs. As of March 31, 1998, the software development costs are fully amortized and the Company does not anticipate capitalization of any further software development costs in fiscal year ended March 31, 1999. During 1997, operating expenses decreased 12% over 1996. The decrease was primarily due to lower direct production costs as a result of the decrease in revenues during the same period, coupled with slightly lower marketing costs and depreciation. Labor expense continues to be the most significant of the Company's operating costs. During the years 1998, 1997 and 1996 employee compensation costs accounted for approximately 46%, 49% and 50%, respectively, of total operating expenses. Management believes that its staffing levels and production capacity are sufficient to maintain current and anticipated near-term production levels. In addition, there is an adequate supply of local personnel who are trained and qualified who the Company hires from time to time on a contract basis as production requirements dictate.

Production expenses increased during 1998 as compared to 1997 and 1996. The increase is directly proportional to the increase in sales revenue; production costs as a percentage of sales were 39.8%, 39.7% and 43.2% for 1998, 1997 and 1996, respectively. Production costs for direct contract labor and other billable expenses will vary directly with sales levels. Production expenses decreased in 1997 as compared to 1996 due to lower sales levels during 1997.

Research and development costs increased during 1998 as compared to 1997 and 1996. This increase was due to additional contract labor needed to reach certain software development milestones in conjunction with the VuPoint system described below. During 1998, the Company expensed $234,967 in current costs, and also amortized $312,611 in capitalized software development costs previously capitalized in 1997 and 1996. These costs were capitalized in 1997 and 1996 in accordance with Statement of Financial Accounting Standard No. 86. The Company determined that revenues earned from the sale and associated services of the version of VuPoint that was available for sale during fiscal year ended March 31, 1998 were complete. Accordingly, all capitalized costs associated with that version of VuPoint were amortized by March 31, 1998. A new version of VuPoint is in development and is expected to be released early in fiscal year ended March 31, 1999 and costs associated with the new version will be expensed as incurred. The Company has filed for trademark protection of the "VuPoint" name and patent protection for the software. It is a state-of-the-art exhibit management and presentation system for use by trial teams, outside counsel and in-house attorneys. VuPoint's first full use was by the prosecution in the case against Timothy McVeigh for the 1995 bombing of the Murrah Federal Building in Oklahoma City, Oklahoma. The Company considers VuPoint to have significant long-term revenue potential and will continue further developments in the foreseeable future. The product fulfills a need in the marketplace, particularly in presenting exhibits for document-intensive cases

General and administrative expenses did not fluctuate significantly during 1998 when compared to 1997 and 1996, however as a percentage of sales, general and administrative expenses decreased during 1998 as compared to 1997 and 1996. General and administrative expenses represented 18.8%, 29.9% and 26.3% of sales for 1998, 1997 and 1996, respectively. The decrease as a percentage of sales is due to more effective management of overhead costs during 1998. Also, included in general and administrative costs for 1997 is approximately $30,000 in expenses associated with relocation of the corporate offices, which occurred in August 1996; there were no relocation expenses incurred during 1998 or 1996.

Marketing expenses increased during 1998 when compared to 1997 and 1996. The increase is the result of commissions increase based on sales levels. As a percentage of sales, marketing expenses decreased for 1998 as compared to 1997 and 1996. Marketing expenses represented 19.7%, 23.5% and 22.6% of sales for 1998, 1997 and 1996, respectively. The decrease as a percentage of sales is due to effective management of travel and promotional expenses during 1998. The marketing expenses for 1997 decreased over 1996 due to reduced sales salaries, commissions and travel. The salaries and travel decreased as a result of the turnover of the sales staff. The commissions decreased as a result of lower sales levels. During 1996, additional expenses were incurred for promotional and advertising material, representation at trade shows, travel expenses and additional market research capabilities.

Depreciation expense increased during 1998 as a result of purchase of $339,910 in new production, research and development and office equipment. The purchase of this equipment was necessary to allow the Company to keep pace with the rapidly changing technology in the industry. Capital leases in the amount of $226,757 were entered into during 1998 to finance the purchase of the production equipment noted above. During 1998, the Company retired equipment with a net book value of $7,030. Depreciation expense decreased during 1997 due to retirement of equipment with a net book value of $35,258. Capital additions during 1997 and 1996 were $61,182 and $76,996 respectively. Rapid technological advances in the type of equipment that the Company uses in providing its services require that depreciable lives of the equipment be relatively short. At March 31, 1998 and 1997, fully depreciated production video and graphic equipment with an original cost of approximately $565,000 and $998,000, respectively, continued in use.

OTHER INCOME AND EXPENSES

Interest expense increased during each of the three years through 1998, the net effect of slightly higher interest rates on certain debt and capital lease debt additions, offset by debt repayments. Also, during 1998, the Company entered into $226,757 worth of capital leases for the purchase of equipment. Included in the net interest for 1997 is approximately $22,000 of interest income paid by a customer due to settlement of a receivable.

INCOME TAXES

For income tax reporting purposes, the Company files its income tax returns using the cash basis of accounting. Consequently, the timing of the reporting of certain income and expense items is different than that for financial statement purposes.

At March 31, 1998, the Company had income tax loss carry forwards and tax credits in the amounts of approximately $1,139,000 and $14,000, respectively. The loss carry forwards expire between 2001 and 2013. Regular income taxes will not be payable on the Company's taxable income until these benefits have been fully utilized.

The Company's taxes on income increased to $33,855 during 1998 as compared to $3,500 during 1997 and $1,500 during 1996. The changes in the income taxes are the direct result of the corresponding changes in the Company's deferred tax amounts and liabilities for such periods. The Company had a net deferred tax asset of $132,575 and $166,000 at March 31, 1998 and 1997 resulting primarily from cash basis adjustments and operating loss and tax credit carry-forwards. The company has established a valuation allowance of $14,000 and $65,000 at March 31, 1998 and 1997 against the deferred tax asset as management believes that it is more likely than not, that the deferred tax asset related to the tax credits and a portion of the loss carry forwards may not be realized before all carry forward expiration dates. See Note 1 to the Financial Statements. The Company expects to utilize the deferred tax asset arising out of net operating loss carryforwards due to improved profitability and future tax planning strategies which may include acceleration of taxable income.

NET INCOME

The Company recorded net income in the amounts of $53,403, $7,856 and $2,937 during the years ended March 31, 1998, 1997 and 1996, respectively.

At March 31, 1998, the Company had a backlog of orders in the amount of approximately $1,068,000, compared to approximately $1,022,000 at March 31, 1997. Although the Company had agreements to perform services in these amounts, in the case of litigation support services, the agreements may be modified or canceled for such reasons as pre-trial settlement of the case being litigated. Production scheduling of the backlog is generally determined by the Company's customers and is largely controlled by the timing of courtroom litigation. As a consequence, periods of idle production capacity can occur. During these periods, management makes every effort to minimize its impact through a combination of cost controls and production scheduling to the extent possible.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 1998, the Company's working capital position was $616,315, an increase of 87% when compared to that of March 31, 1997. The working capital position during 1997 decreased 16% when compared to 1996. Total stockholders' equity at March 31, 1998 increased to $1,121,395. The increase in stockholders' equity was due to net income of $53,403 and $2,500 in proceeds from the issuance of common stock.

Cash flows from operations were $385,686, $(8,141) and $135,987 during the years ended March 31, 1998, 1997 and 1996, respectively. The increase in cash flows from operations during 1998 was attributable to higher sales volumes. During 1998, 1997 and 1996, cash flow from operations was irregular. Accounts receivable collections slowed at times. The Company's accounts receivable at any given time are generally few in number and relatively large in amount. Although the Company has not had any significant bad debt experiences, any delay in collection of its accounts receivable can result in a disruption of cash flow. To help mitigate any future cash flow irregularities, the Company carries a line of credit in the amount of $250,000 with a bank. Capital additions, as they become necessary to meet production demands and replace equipment, will be acquired with a combination of debt financing and cash flow from operations.

Capital additions were $339,910, $61,182 and $76,996 during the years ended March 31, 1998, 1997 and 1996, respectively. The expenditures for all three periods were made primarily for new and replacement production and research and development equipment. Of the total capital additions during the three year period, approximately 53% were paid for from current operating cash flows and the remainder were obtained through lease or debt arrangements with terms of three to five years.

Cash flows from (used by) financing activities were $(160,671), $149,464 and $(90,979) during the years ended March 31, 1998, 1997 and 1996, respectively. The decrease in cash flows from financing activities during 1998 was the result of payoff of outstanding notes to related parties. The increase in cash flows from financing activities during 1997 compared to 1996 was the result of the utilization of the bank line of credit available to the Company. The line of credit, which matures annually each August, is expected by management to be renewed during the normal course of business.

The timing of the Company's production volumes is largely dependent upon factors that are not within its control, namely the timing of courtroom litigation or the potential that a litigation may settle before trial. The Company began 1999 with sales volumes comparable to those achieved during the second half of 1998. Sales revenues for the first quarter of fiscal year 1999 are anticipated to be approximately $1,100,000 resulting in an after tax profit of approximately $100,000 or a 9% margin. It is management's anticipation that sales volumes will increase during the remaining quarters of 1999. Management believes that its current working capital position and cash flow from operations will be sufficient to meet future operating costs and debt service obligations.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company does not expect the adoption of SFAS No. 130 to have a material effect, if any, on its financial position or results of operations.

Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, geographic areas in
which they operate and their major customers.   The Company does not expect
the adoption of SFAS No. 131 to have a material effect, if any, on its results of operations.

Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. The new standard revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of those plans. SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of the plan assets that will facilitate financial analysis, and eliminates certain disclosures previously required when no longer useful. The Company does not expect the adoption of SFAS No. 132 to have a material effect, if any, on its financial position or results of operations.

Statement of Position 97-2, "Software Revenue Recognition", ("SOP 97-2") issued by the AICPA is effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 supercedes SOP 91-1 regarding software revenue recognition. SOP 97-2 establishes standards which require a company to recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor's fee is fixed or determinable, and (iv) collectability is probable. The SOP also discusses the revenue recognition criteria for multiple element contracts and allocation of the fee to various elements based on vendor-specific objective evidence of fair value. The Company does not expect the adoption of this SOP to have a material effect, if any, on the financial statements.

INFLATION

Management believes that inflation has not had a significant impact on the Company's operations during the fiscal years ended March 31, 1998, 1997 and 1996.

YEAR 2000 COMPLIANCE

Management has reviewed the Company's internal computer systems and software products for Year 2000 problems and believes that such systems and products are, or will soon be, Year 2000 compliant, and management therefore does not expect Year 2000 considerations will materially impact the Company's internal operations. Year 2000 considerations may have an affect on some of the Company's customers and suppliers, and thus indirectly affect the Company.
It is not possible to quantify the aggregate cost to the Company with respect to customers and suppliers with Year 2000 problems, although the Company does not anticipate it will have a material impact on its business.

CORPORATE DATA AND STOCKHOLDER INFORMATION

STOCK INFORMATION

Prior to January 1995, there was no market maker for the Company's common stock and the Company was not aware of any public or private trades and accordingly, was not aware of high or low bid or ask quotations prior to that time. During January 1995, the Company's common stock began trading on the electronic bulletin board of the Over-the-Counter market under the trading symbol "AXIS". The range of the high and low bid and ask quotations, as reported by the Nasdaq Stock Market, Inc., for the period ended March 31, 1998 was as follows:

                                              Bid                    Ask
                                       -----------------------------------------
                                        High        Low         High       Low
--------------------------------------------------------------------------------
Fiscal year ended March 31, 1998:
First quarter                          $0.1875    $0.1875     $0.5625    $0.5625
Second quarter                         $0.1875    $0.1875     $0.5625    $0.4375
Third quarter                          $0.1875    $0.0625     $0.4375    $0.375
Fourth quarter                         $0.1875    $0.0625     $0.375     $0.250
--------------------------------------------------------------------------------
Fiscal year ended March 31, 1997:
First quarter                          $0.125     $0.125      $0.500     $0.500
Second quarter                         $0.125     $0.125      $0.500     $0.500
Third quarter                          $0.125     $0.125      $0.500     $0.375
Fourth quarter                         $0.1875    $0.125      $0.5625    $0.375
--------------------------------------------------------------------------------

Quotations reported may represent prices between dealers, may not include retail markups, markdowns or commissions and may not represent actual trades.

CORPORATE DATA AND STOCKHOLDER INFORMATION

DIRECTORS:                                        OFFICERS:
Steven H. Cohen                                   Steven H. Cohen
   Chairman                                         Chief Executive Officer
   Member, Compensation Committee

Marvin A. Davis                                   Jon D. Ackelson
   Member, Compensation Committee                   Vice President, Production

Marilyn T. Heller                                 Stephanie S. Kelso
                                                    Vice President, Sales and Marketing

James E. Pacotti, Jr.                             Marilyn T. Heller
   Member, Compensation Committee                   Secretary

Alan Treibitz                                     Alan Treibitz
                                                    President, Chief Operating Officer,
CORPORATE OFFICE                                    Chief Financial Officer
7395 E. Orchard Road, Suite A-100
Greenwood Village, Colorado 80111
Telephone: (303) 713-0200

TRANSFER AGENT                                       INDEPENDENT AUDITORS

American Securities Transfer, Incorporated        BDO Seidman, LLP
938 Quail Street, Suite 101                       303 East 17th Avenue
Lakewood, Colorado 80215                          Suite 600
                                                  Denver, Colorado 80203

DIVIDENDS

No dividends have been declared as of March 31, 1998 and the Company does not anticipate paying dividends in the foreseeable future.

FORM 10-K

A copy of the Form 10-K for the year ended March 31, 1998, as filed with the Securities and Exchange Commission, is available without charge upon written request to the corporate Secretary.